Exhibit 99.1

Care Capital Properties Reports First Quarter Results

First Quarter 2016 Normalized FFO Totals $0.80 Per Diluted Share

CHICAGO--(BUSINESS WIRE)--May 6, 2016--Care Capital Properties, Inc. (NYSE: CCP) (“CCP”) today announced operating results for the quarter ended March 31, 2016. CCP began operating as an independent, publicly traded company on August 18, 2015, following the completion of its spin-off from Ventas, Inc. (NYSE: VTR) (“Ventas”). The financial results reported for the prior year first quarter represent operating results that have been “carved-out” of Ventas’s consolidated financial statements.

“We are pleased with our strong first quarter results,” CCP Chief Executive Officer Raymond J. Lewis said. “We made progress on each of our strategic objectives, paid an attractive and secure dividend, and maintained a strong balance sheet with excellent liquidity.”

First Quarter Highlights and Recent Events

  Normalized Funds from Operations (“FFO”) for the quarter ended March 31, 2016 was $67 million, or $0.80 per diluted common share. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the same time period was $64 million, or $0.76 per diluted common share.
  Normalized FFO and NAREIT FFO for the quarter ended March 31, 2015 were $72 million, or $0.86 per diluted common share, and $68 million, or $0.82 per diluted common share, respectively. The decreases in the first quarter of 2016 compared to 2015 are primarily attributable to interest expense, as CCP had no debt prior to the spin-off, partially offset by investments completed in 2015 and contractual rent increases.
  Normalized Funds Available for Distribution (“FAD”) for the quarter ended March 31, 2016 was $64 million, or $0.77 per diluted common share, an increase of 6.6 percent compared to the first quarter of 2015. This increase is primarily attributed to a decrease in routine capital expenditures and transaction costs.
  Net income attributable to CCP for the quarter ended March 31, 2016 was $30 million, or $0.36 per diluted common share.
  As previously announced, in January, CCP entered into a $200 million seven-year unsecured term loan and used the net proceeds to repay a portion of its $600 million unsecured term loan due 2017. At the same time, CCP entered into swap arrangements relating to a total of $600 million of debt, $200 million of which effectively converted the seven-year term loan to a fixed rate of 3.25 percent and $400 million of which effectively converted a portion of CCP’s unsecured term loan due 2020 to a fixed rate of 2.73 percent.
  Dispositions during the first quarter of 2016 totaled approximately $10 million, comprised of seven assets. In addition, CCP is under contract to sell seven assets for $95 million pursuant to the exercise of a fair market value-based tenant purchase option, with closing anticipated in the second quarter. Inclusive of this transaction, the overall capitalization rate on the dispositions is expected to be just over 8 percent.
  Redevelopment and development investments in the quarter totaled approximately $9 million at an average initial cash yield of 8.3 percent.
  CCP has agreed to fund a $25 million mezzanine loan secured by four of the assets being acquired under the purchase option mentioned above. The loan has a term of four years, bears interest at 10 percent per annum and is expected to close simultaneously with the sale.
  On March 31, 2016, CCP paid a cash dividend of $0.57 per share to stockholders of record as of March 21, 2016, representing a payout ratio of 71 percent of normalized FFO for the first quarter.
  Cash net operating income (“NOI”) for CCP’s 306 same-store properties decreased 1.1 percent for the first quarter of 2016 compared to the first quarter of 2015. Same-store results were lower in 2016 due to lost rent from the previously reported transition of 14 properties to two new operators in the first quarter of 2016, offset by contractual escalations. Excluding those properties, same-store cash NOI increased 2.6 percent.
  For the quarter ended December 31, 2015 (the latest period available), trailing 12-month EBITDARM coverage for the total portfolio was 1.8x, EBITDAR coverage was 1.4x and Q-mix was 54 percent.
  At March 31, 2016, CCP had over $450 million of available borrowing capacity under its revolving credit facility. Net debt to Adjusted Pro Forma EBITDA was 4.9x as of March 31, 2016.
  CCP currently has 32 corporate employees and has moved into its new corporate headquarters location, which remains in Chicago, Illinois.

First Quarter Conference Call

CCP will hold a conference call to discuss its first quarter 2016 results today at 10:00 A.M. Eastern Time (9:00 A.M. Central Time). The dial-in number for the conference call is (888) 317-6016 or (412) 317-6016 for international callers and (855) 669-9657 for Canadian callers. Please ask to be joined to the Care Capital Properties, Inc. call. The call will also be webcast live and can be accessed at CCP’s website at www.carecapitalproperties.com. A replay of the call will be available at CCP’s website, or by calling (877) 344-7529 or (412) 317-0088 for international callers and (855) 669-9658 for Canadian callers, passcode 10084693, beginning on May 6, 2016 at approximately 12:00 P.M. Eastern Time, and will remain available until June 6, 2016.

Care Capital Properties, Inc. is a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties focused on the post-acute sector. Its skilled management team is fully invested in delivering excellent returns by forging strong relationships with shareholders, operators and employees. More information about Care Capital Properties, Inc. can be found at: www.carecapitalproperties.com.

Supplemental information regarding CCP can be found on CCP’s website under the “Investors” section or at www.carecapitalproperties.com/investors/financial-information/documents.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding CCP’s or its tenants’ or borrowers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ materially from CCP’s expectations. Except as required by law, CCP does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Factors that could cause CCP’s actual future results and trends to differ materially from those anticipated are discussed in its filings with the Securities and Exchange Commission and include, without limitation: (a) the ability and willingness of CCP’s tenants, borrowers and other counterparties to satisfy their obligations under their respective contractual arrangements with CCP, including, in some cases, their obligations to indemnify, defend and hold harmless CCP from and against various claims, litigation and liabilities; (b) the ability of CCP’s tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (c) CCP’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate suitable acquisitions and investments; (d) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (e) the nature and extent of competition in the markets in which CCP’s properties are located; (f) the impact of pending and future healthcare reform and regulations, including cost containment measures, quality initiatives and changes in reimbursement methodologies, policies, procedures and rates; (g) increases in CCP’s borrowing costs as a result of changes in interest rates and other factors; (h) the ability of CCP’s tenants to operate CCP’s properties in compliance with applicable laws, rules and regulations, to deliver high-quality services, to hire and retain qualified personnel, to attract residents and patients and to participate in government and managed care reimbursement programs; (i) changes in general economic conditions or economic conditions in the markets in which CCP may, from time to time, compete for investments, capital and talent, and the effect of those changes on CCP’s earnings and financing sources; (j) CCP’s ability to repay, refinance, restructure or extend its indebtedness as it becomes due; (k) CCP’s ability and willingness to maintain its qualification as a real estate investment trust in light of economic, market, legal, tax and other considerations; (l) final determination of CCP’s taxable net income for the year ended December 31, 2015 and for current and future years; (m) the ability and willingness of CCP’s tenants to renew their leases with CCP upon expiration of the leases, CCP’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event CCP exercises its right to replace an existing tenant, and obligations, including indemnification obligations, CCP may incur in connection with the replacement of an existing tenant; (n) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators contained in CCP’s leases and on CCP’s earnings; (o) CCP’s ability and the ability of its tenants and borrowers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (p) the impact of increased operating costs and uninsured professional liability claims on CCP’s or its tenants’ or borrowers’ liquidity, financial condition and results of operations, and the ability of CCP and its tenants and borrowers to accurately estimate the magnitude of those costs and claims; (q) consolidation in the healthcare industry resulting in a change of control of, or a competitor’s investment in, one or more of CCP’s tenants or borrowers or significant changes in the senior management of CCP’s tenants or borrowers; (r) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect CCP or its tenants or borrowers; and (s) changes in accounting principles, or their application or interpretation, and CCP’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on CCP’s earnings. Many of these factors are beyond the control of CCP and its management.

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	March 31,	December 31,
	2016	2015
Assets
Real estate investments:
Land and improvements	$269,827	$287,193
Buildings and improvements	2,870,295	2,984,257
Construction in progress	45,231	33,646
Acquired lease intangibles	95,105	101,869
	3,280,458	3,406,965
Accumulated depreciation and amortization	(707,057)	(704,210)
Net real estate property	2,573,401	2,702,755
Net investment in direct financing lease	22,186	22,075
Net real estate investments	2,595,587	2,724,830
Secured and unsecured loans receivable, net	38,378	29,727
Cash	12,548	16,995
Goodwill	144,204	145,374
Other assets	137,174	38,043
Total assets	$2,927,891	$2,954,969
Liabilities and equity
Liabilities:
Term loans and other debt	$1,530,112	$1,524,863
Tenant deposits	55,260	57,974
Lease intangible liabilities, net	120,948	130,348
Accounts payable and other liabilities	24,004	24,048
Deferred income taxes	2,024	1,889
Total liabilities	1,732,348	1,739,122
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued	—	—
Common stock, $0.01 par value; 300,000 share authorized; 83,954 and 83,803 shares issued at March 31, 2016 and December 31, 2015, respectively	839	838
Additional paid-in-capital	1,268,541	1,264,650
Dividends in excess of net income	(69,151)	(51,056)
Treasury stock, 11 and 0 shares at March 31, 2016 and December 31, 2015, respectively	(294)	—
Accumulated other comprehensive income	(5,791)	—
Net parent investment	—	—
Total CCP equity	1,194,144	1,214,432
Noncontrolling interests	1,399	1,415
Total equity	1,195,543	1,215,847
Total liabilities and equity	$2,927,891	$2,954,969

COMBINED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2016	2015
Revenues:
Rental income, net	$81,351	$77,700
Income from investments in direct financing lease and loans	1,182	872
Real estate services fee income	1,705	—
Interest and other income	305	1
Total revenues	84,543	78,573
Expenses:
Interest	10,067	—
Depreciation and amortization	28,641	26,076
Impairment on real estate investments and associated goodwill	5,499	5,165
General, administrative and professional fees	8,001	6,400
Merger-related expenses and deal costs	1,160	3,248
Loss on extinguishment of debt	757	—
Other	94	415
Total expenses	54,219	41,304
Income before income taxes, real estate dispositions and noncontrolling interests	30,324	37,269
Income tax expense	(421)	—
Loss on real estate dispositions	(120)	—
Net income	29,783	37,269
Net income attributable to noncontrolling interests	17	48
Net income attributable to CCP	$29,766	$37,221

Net income	29,783	37,269
Other comprehensive loss - derivatives	(5,791)	—
Total comprehensive income	23,992	37,269
Comprehensive income attributable to noncontrolling interests	17	48
Comprehensive income attributable to CCP	$23,975	$37,221

Earnings per common share:
Basic:
Net income attributable to CCP	$0.36	$0.45
Diluted:
Net income attributable to CCP	$0.36	$0.44

Dividends declared per common share	$0.57	$—

Weighted average shares used in computing earnings per common share:
Basic	83,544	83,488
Diluted	83,620	83,659

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Three Months
	Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$29,783	$37,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment on real estate investments and associated goodwill	33,122	30,266
Amortization of above and below market lease intangibles, net	(2,032)	(2,319)
Amortization of deferred financing fees	1,283	—
Accretion of direct financing lease	(361)	(319)
Amortization of leasing costs and other intangibles	1,018	977
Stock-based compensation	1,497	—
Straight-lining of rental income, net	(21)	(40)
Loss on real estate dispositions	120	—
Loss on extinguishment of debt	757	—
Income tax benefit	135	—
Other	(26)	(32)
Changes in operating assets and liabilities:
Increase in other assets	(2,007)	(696)
Decrease in tenant deposits	(2,793)	(4,404)
Decrease in accounts payable and other liabilities	(10,091)	(5,782)
Net cash provided by operating activities	50,384	54,920
Cash flows from investing activities:
Net investment in real estate property	—	(346,244)
Investment in loans receivable	(13,879)	—
Proceeds from real estate disposals	5,390	—
Proceeds from loans receivable	9,947	341
Development project expenditures	(8,924)	(3,237)
Capital expenditures	(2,028)	(5,304)
Net cash used in investing activities	(9,494)	(354,444)
Cash flows from financing activities:
Net change in borrowings under credit facility	3,000	—
Proceeds from debt	200,000	—
Repayment of debt	(198,000)	—
Payment of deferred financing costs	(1,790)	—
Distributions to noncontrolling interest	(32)	(107)
Net contribution from (distribution to) parent prior to separation	—	298,583
Purchase of treasury stock	(654)	—
Cash distribution to common stockholders	(47,861)	—
Net cash (used in) provided by financing activities	(45,337)	298,476
Net decrease in cash	(4,447)	(1,048)
Cash at beginning of period	16,995	2,424
Cash at end of period	$12,548	$1,376

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations (FFO) and Funds Available for Distribution (FAD)[1]
(Dollars in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2016	2015

Net income attributable to CCP	$ 29,766	$ 37,221
Net income attributable to CCP per share	$ 0.36	$ 0.44

Adjustments:
Real estate depreciation and amortization	28,456	25,983
Real estate depreciation related to noncontrolling interests	(37)	(66)
Impairment on real estate investments and associated goodwill	5,499	5,165
Loss on real estate dispositions	120	—
Subtotal: FFO add-backs	34,038	31,082
Subtotal: FFO add-backs per share	$ 0.41	$ 0.37
FFO (NAREIT) attributable to CCP	$ 63,804	$ 68,303
FFO (NAREIT) attributable to CCP per share	$ 0.76	$ 0.82

Adjustments:
Income tax expense	421	—
Transition services fee expense	602	—
Merger-related expenses and deal costs	1,160	3,248
Amortization of other intangibles	171	—
Loss on extinguishment of debt	757	—
Interest and other income	(305)	—
Subtotal: normalized FFO add-backs	2,806	3,248
Subtotal: normalized FFO add-backs per share	$ 0.03	$ 0.04
Normalized FFO attributable to CCP	$ 66,610	$ 71,551
Normalized FFO attributable to CCP per share	$ 0.80	$ 0.86

Non-cash items included in normalized FFO:
Amortization of above and below market and lease intangibles, net	(2,032)	(2,319)
Amortization of deferred financing fees	1,283	—
Accretion of direct financing lease	(361)	(319)
Other amortization	(26)	(32)
Straight-lining of rental income, net	(21)	(40)
Other adjustments:
Capital expenditures	(2,028)	(5,303)
Stock-based compensation	1,679	—
Merger-related expenses and deal costs	(865)	(3,248)
Normalized FAD attributable to CCP	$ 64,239	$ 60,290
Normalized FAD attributable to CCP per share	$ 0.77	$ 0.72
Weighted average diluted shares	83,620	83,659

[1] Totals and per share amounts may not add due to rounding.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO, normalized FFO and normalized FAD to be appropriate measures of operating performance of an equity REIT. In particular, CCP believes that normalized FFO is useful because it allows investors, analysts and CCP management to compare CCP’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions.

NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. CCP defines normalized FFO as FFO excluding income taxes, transition services fee expense, merger-related expenses and deal costs, amortization of other intangibles (which may be recurring in nature), loss on extinguishment of debt and interest and other income. Normalized FAD represents normalized FFO excluding amortization of above and below market lease intangibles, amortization of deferred financing fees, accretion of direct financing lease, other amortization, straight-line rental adjustments, non-revenue enhancing capital expenditures and stock-based compensation, but including merger-related expenses and deal costs on a cash basis.

FFO, normalized FFO and normalized FAD presented herein may not be comparable to similar measures presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO and normalized FAD should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of CCP’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of CCP’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of CCP’s needs. CCP believes that in order to facilitate a clear understanding of the consolidated historical operating results of CCP, FFO, normalized FFO and normalized FAD should be examined in conjunction with net income attributable to CCP as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted Pro Forma EBITDA

The following information considers the pro forma effect on net income of CCP’s investments and dispositions that were completed during the three months ended March 31, 2016, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization, impairment on real estate investments and associated goodwill, excluding stock-based compensation, merger-related expenses and deal costs, loss on real estate disposition, transition services fee expense and interest and other income (“Adjusted Pro Forma EBITDA”) (dollars in thousands):

Net income	$29,783

Pro forma adjustments for investments and dispositions	88

Pro forma net income	$29,871

Add back:
Interest	10,067
Income tax expense	421
Depreciation and amortization	28,641
Impairment on real estate investments and associated goodwill	5,499
Stock-based compensation	1,679
Merger-related expenses and deal costs	1,160
Loss on real estate dispositions	120
Transition services fee expense	602
Interest and other income	(305)
Adjusted Pro Forma EBITDA	$77,755
Adjusted Pro Forma EBITDA annualized	$311,020

As of March 31, 2016:
Debt	$1,530,112
Unamortized debt issuance costs	17,888
Cash	(12,548)
Net debt (adjusted for unamortized debt issuance costs)	$1,535,452

Net debt to Adjusted Pro Forma EBITDA	4.9

NON-GAAP FINANCIAL MEASURES
Guidance

	FY 2016 Guidance -
	Per Share
	Low	High

Net Income Attributable To CCP	$1.57	$1.67

Depreciation & Amortization	1.22	1.22

NAREIT FFO	$2.80	$2.90

Deal Costs	0.03	0.03
Other	0.02	0.02

Normalized FFO	$2.85	$2.95

Deal Costs	(0.03)	(0.03)
Non-Revenue-Generating CapEx	(0.09)	(0.09)
Stock-Based Compensation	0.07	0.07
Deferred Financing Fees	0.05	0.05
Non-Cash Revenues	(0.11)	(0.11)

Normalized FAD	$2.74	$2.84

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Same-Store Cash NOI
(Dollars in thousands)

	1Q16 vs 1Q15		1Q16 vs 4Q15
	1Q16	1Q15	1Q16	4Q15

Rental income	$81,351	$77,700	$81,351	$84,685

Adjustments:

Less: NOI excluded from same-store	(16,118)	(11,374)	(2,673)	(2,676)
Less: Non-cash rental income	(1,855)	(2,155)	(1,812)	(2,178)
Plus: 3 campuses not included in prior year financials	1,716	1,629	N/A	N/A

Total Adjustments	$(16,257)	$(11,900)	$(4,485)	$(4,854)
Same-Store Cash NOI	$65,094	$65,800	$76,866	$79,831
Percentage Increase/Decrease	-1.1%		-3.7%

CONTACT:
Care Capital Properties, Inc.
Lori B. Wittman
Executive Vice President and Chief Financial Officer
lwittman@carecapitalproperties.com
312.881.4702